Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT

Andrew Mathias

Chief Investment Officer

(212) 594-2700

or

Gregory F. Hughes

Chief Financial Officer

(212) 594-2700

SL Green Enters Into Transaction for 521 Fifth Avenue

New York, NY – March 17, 2006 – SL Green Realty Corp. (NYSE: SLG) announced today it has entered into a long term operating net leasehold interest in 521 Fifth Avenue – a 40-story, 460,000-square-foot office building – with an ownership group led by RFR Holding LLC, which retained fee ownership of the property.  SL Green also purchased an option to acquire fee ownership of the property in five years.  Assuming it exercises its option, the total cost would be $225 million.

The privately negotiated transaction was consummated at the same time that the Company completed a joint venture for its One Madison Avenue residential condominium project with a partnership comprised of RFR Holding and Ian Schrager.

Andrew Mathias, Chief Investment Officer of SL Green, stated, “The addition of 521 Fifth Avenue to our Midtown portfolio builds on our position in the Fifth Avenue office corridor and provides us with another venue to execute our retail strategy and create additional value.”

Located on the Northeast corner of Fifth Avenue and 43rd Street, 521 Fifth Avenue is a classic office tower designed by Shreve, Lamb and Harmon, who also designed the Empire State Building.  Currently 98 percent occupied by tenants from a diverse group of industries, the building benefits from its close proximity to Grand Central Station’s Vanderbilt Avenue entrance.  Floor plates range from 22,000 square feet at its base to 6,000 square feet in its tower. With an upcoming vacancy scheduled, SL Green plans to redevelop and reposition the building, in which many of the existing leases are substantially below market.  The redevelopment/repositioning project will draw upon the expertise that SL Green has demonstrated in its office properties overall, in its Times Square holdings, and elsewhere in Midtown and Midtown South, including its most recent successful redevelopment of 485 Lexington Avenue.

Marc Holliday, President and Chief Executive Officer of SL Green stated that “the Company’s interest in this property should continue the trend of redeploying the Company’s capital gains into properties that offer greater long term growth opportunities.”

Darcy Stacom of CB Richard Ellis acted as exclusive agent for RFR Holding LLC.

Company Profile

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages a portfolio of Manhattan office properties. The Company owns 29 office properties totaling 18.7 million square feet. SL Green’s retail space ownership totals 168,300 square feet at 5 properties.  The Company is the only publicly held REIT that specializes exclusively in this niche.

To be added to the Company’s distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601.

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Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial office real estate markets in New York, competitive market conditions, unanticipated administrative costs, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filing with the Securities and Exchange Commission.